SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WYNNEFIELD GROUP
450 SEVENTH AVENUE, SUITE 509
NEW YORK, NY 10123

July 20, 2007

VOTE THE GOLD PROXY CARD TODAY!

Dear Fellow Crown Crafts Stockholder:

Sometimes when people are faced with challenges they can’t manage they go into DENIAL! - So they resort to personal attacks.

So when a group of entrenched management and directors tries to distract stockholders, the owners of the Company, with inflammatory rhetoric instead of providing legitimate answers to important issues of business strategy and corporate governance, they have to be stopped. For the good of the Company.

There are critical issues facing Crown Crafts that must be addressed. Stockholders can’t afford to be distracted. Here are the facts:
•	Sales continue to decline;
•	Operating incoming is flat for the past four years;
•	Shareholder value for the past six months has deteriorated;
•	And the Company faces numerous hurdles going forward.

WE DON’T BELIEVE THE EXISTING BOARD AS CURRENTLY CONSTITUTED HAS THE WHEREWITHAL TO SOLVE THESE PROBLEMS!

Our Company is at a crossroads today. It faces a challenging business environment, shrinking revenues, stiff competition and hard questions about succession, governance and strategic direction. We outside stockholders need to know that the company has a constructive and forward-looking vision to provide value.

Unfortunately, rather than addressing these issues, the entrenched Company Board seeks to distract and distort.

Here’s the truth. The Wynnefield Group is a long-term investor in the Company. For eight years, as the Company’s largest stockholder (we hold about 14.6% of the outstanding shares), we have worked constructively with management to enhance value for all shareholders. Unfortunately, now that the Company has begun to address some of the capital structure issues we’ve been urging them to fix, management’s attitude toward outside stockholders appears to have changed. Wynnefield was not anxious to conduct a proxy campaign to nominate two of the Board’s seven directors. Rather, this has been forced upon us as a last resort to preserve and protect value for all shareholders because the Company has rejected our repeated requests for full voting representation on the Board.

Recently, you may have received a letter from the Company that attacked me personally. This is a “red herring”! Crown Crafts is trying to reinvent “old-time justice” - declaring me guilty before I’ve had my day in court. More importantly, it has nothing to do with the business at hand.

However, I will address those attacks directly, up front right now, so that we can move on to the real issues facing this company. It is true that there is a civil lawsuit filed against me by the SEC, based on allegations surrounding a trade made over six years ago. It is also true that in that lawsuit they use terms like “fraud” and “deceit” - which are terms of art that are required in order to satisfy legal pleading requirements. However, the filing of a suit does not make the allegations true. And just because the plaintiffs use those terms, does not give them any merit.

In fact, as a matter of principle, I have rejected multiple entreaties by the plaintiffs to settle the case. While most parties settle, I steadfastly refuse to settle because I have done nothing wrong and the evidence demonstrates that. I am actively defending myself and look forward to my day in court.

THE BOARD’S PERSONAL ATTACK ON ME IS INTENDED TO DISTRACT OUTSIDE STOCKHOLDERS FROM THE REAL ISSUES FACING OUR COMPANY.

LET’S ADDRESS THOSE ISSUES.

Challenging Business Environment and Declining Results. The Company’s sales have continued to shrink over the past two fiscal years. Net sales - which fell by some 13.4% from FY 2005 to FY 2006 - continue their seven-year decline in 2007. Operating income remains essentially flat over the past four years, ranging from $7.4 million in FY 2004 to $7.9 million in 2007, and is trending downwards over the last six months of FY 2007 compared to the year-before period. The market has so little confidence in the Company’s prospects, or the current Board’s ability to improve them, that while the Company’s principal publicly traded competitors trade at multiples between 7.9 and 21.8 times earnings, according to Bloomberg, the Company’s stock trades at a multiple of only 4.1 times earnings.

Stiff Competition Puts Business at Risk. In a highly competitive industry in which it is pitted against larger competitors, Crown Crafts’ small size puts it at a significant disadvantage in winning customer shelf space and market penetration. The Company is still reliant on its same top three customers for approximately 78% of its gross sales - a significant and dangerous business risk. And it remains dependent on the sale of licensed products for 39% of its gross sales, which risks substantial loss of revenue in the event it is unable to renew or win new licenses.

Share Performance Down Significantly. The Company’s share price declined approximately 33% from its February 2007 high over the past few months before rebounding somewhat after we announced our intent to nominate nominees to the Board. We believe the stock price reflects the Company’s continued operational vulnerability. While the Company completed a financial restructuring in 2006, that does not replace the need for improved operating performance and additional measures. In fact, the Company only announced the $6 million share repurchase program that Wynnefield had long championed following our announcement that we would conduct a proxy campaign to help effectuate such measures. We remain concerned that, while the buy-back program has been authorized, it may be a program that is never implemented following the 2007 Annual Meeting without outside stockholder representation on the Board.

No Strategic Plan. The Company is at a crossroads today. However, the current Board has failed to develop or implement a plan to systematically grow the Company’s business - neither developing significant new products, improving market penetration of existing products, nor making inroads with major new customers. Further, the Board has not articulated a plan for capital allocation. The danger is that the balance sheet that took the Company five years to repair with Wynnefield’s help will now be once again destroyed. As the Company's largest shareholder, Wynnefield should be part of the development of a strategic plan for the Company instead of being frozen out by an arrogant Board and management that thinks they know what is better for the outside stockholders than the stockholders themselves. We have recommended that the Company engage a recognized financial advisor to help identify and analyze appropriate strategy options.

Deficient Corporate Governance Practices. In order to address these issues and protect shareholder value, outside stockholders need effective Board governance. Yet, Crown Crafts’ corporate governance practices are deficient and inconsistent with modern trends in corporate governance.

Specifically:

•	The Board does not have a nominating committee to screen and recommend nominees to the Board;
•
The Compensation Committee includes Mr. Steven E. Fox, one of the Board’s nominees, who Institutional Shareholder Services (ISS), a leading independent shareholder advisory service, calls an “affiliated” outsider, because his law firm receives an undisclosed amount of legal fees from the Company;

•	The Board is classified, so incumbent Board members need to face re-election only once every 3 years;
•	Mr. Randall Chestnut, another one of the Board’s nominees, holds both positions of Chairman and CEO; and
•	The Board does not have a governance committee or publicly disclosed governance guidelines.

The Board’s Corporate Governance Quotient (CGQ) score is a “2” - the second-lowest ranking given by ISS - and its CGQ ranking in comparison to its peers is 17.1%, the lowest quartile of companies ranked by ISS, as of July 17, 2007. Only after we nominated our candidates for election to the Board did the Company belatedly announce it would name a “lead” director. Too little! Too late!

Staggered Board Entrenchment Device and Economic Harm. The most obvious deficiency in the Company’s corporate governance practices is its staggered board structure, which serves only to entrench existing directors and management, rather than benefiting stockholders. As noted by Harvard Law School Professors Lucian A. Bebchuk and Alma Cohen regarding U.S. public companies with staggered or classified boards instead of annually elected boards, “Dissidents must wage proxy contests for at least two election cycles to win a majority on staggered boards. The difficulty of doing so makes staggered boards a strong takeover defense that can serve to entrench incumbent management.” [CGQ View, October, 2004, emphasis added]. Studies conducted by SEC economists and academics support the view that classified boards are contrary to shareholder interests. A 2001 academic study found that firms with weak shareholder rights (including classified board structures) exhibited lower net profit margins and sales growth than firms with a higher degree of shareholder rights. Our Board nominees will support annual elections of the entire Board and repeal of the staggered Board provisions in the Company’s charter.

Lack of Transparency in Financial Arrangements for Compensation Committee Member. We also remain concerned about the lack of transparency in the financial arrangements between certain members of the Company’s Compensation Committee and its executive officers. Steven E. Fox (a Company nominee for director) is a member of the Board’s Compensation Committee determining the compensation of CEO Randall Chestnut. In turn, Mr. Chestnut has selected as the Company’s outside counsel, the law firm of Rogers & Hardin, LLP, of which Mr. Fox is a partner. The amount of legal fees that the Company pays to Mr. Fox’s law firm is not disclosed in the Company’s proxy statement. The governance policy of the Compensation Committee requires that its members be independent in order to avoid conflicts of interest. Suddenly, after we notified the Company of our intent to nominate candidates to the Board, the Company announced that Mr. Fox would resign from the Compensation Committee, if he is re-elected. Too little! Too late! Wynnefield believes that the amount of fees paid to Mr. Fox’s law firm should be fully disclosed and that Mr. Fox should immediately be replaced on the Compensation Committee by a truly independent director.

Lack of Succession Plan. One of a corporate board’s most important responsibilities is the selection of a Chief Executive Officer. Small companies are particularly reliant on chief executives, who are typically the only managers experienced in leading a public company and the primary link to key customers and other important constituents. No individual, especially of Mr. Chestnut’s age, is immune from health problems or emergency medical procedures. Wynnefield is concerned that the Company has not publicly disclosed any succession plan to address the possibility of the current CEO being unable to carry out his duties or obligations. Nor has the Company made public Mr. Chestnut’s health history. Failure to do so, we believe is evidence of the Board’s failure to fulfill its fiduciary duties to stockholders. Also, by creating a succession vacuum, the Board essentially prevents stockholders from challenging the CEO’s actions for fear that he would resign - thus leaving the Company leaderless.

OUR DIRECTOR NOMINEES ARE COMMITTED TO EXPLORING STRATEGIC OPTIONS TO MAXIMIZE SHAREHOLDER VALUE, IMPLEMENTING BEST PRACTICES IN CORPORATE GOVERNANCE, AND ELECTING TRULY INDEPENDENT MEMBERS TO THE BOARD.

We believe that it is time for a change. At the Company’s upcoming Annual Meeting of Shareholders, we seek your support for two independent and highly qualified candidates for election to Crown Crafts’ Board of Directors. Messrs. Obus and Wasserman will work constructively with the Board and urge them to fulfill the Board’s fiduciary duty to explore the Company’s options for maximizing shareholder value and to implement best practices in corporate governance. We need your support to bring about these changes for the benefit of all shareholders.

The Wynnefield Group believes that the current Board has grown stale and needs an infusion of new blood and fresh thinking. Until we were reluctantly forced to initiate our proxy solicitation, the current Board failed to take constructive steps to improve corporate governance or enhance stockholder value. The election of our nominees to the Board will add to the Board persons with the financial expertise, business acumen and commitment to stockholders, necessary to provide new ideas for improving the Company’s performance and building stockholder value.

Our nominees, if elected, will constitute a minority of the Board. Thus, even if voting together, our nominees will not be able to adopt any measures without the support of the other directors of the current Board. Nevertheless, our nominees will have an opportunity to articulate and raise their concerns about the Company’s business practices and strategic plans with the rest of the Board members.

VOTE FOR THE ELECTION OF NELSON OBUS AND FREDERICK G. WASSERMAN BY USING THE GOLD PROXY CARD. FOR YOUR CONVENIENCE, WE HAVE MADE ARRANGEMENTS FOR TELEPHONE AND INTERNET VOTING. SIMPLY FOLLOW THE INSTRUCTIONS ON THE GOLD PROXY CARD.

We urge you to read our proxy material carefully. If you have any questions or require assistance in voting your proxy, please call:

MacKenzie Partners, Inc.
(800) 322-2885 (Toll Free)
(212) 929-5500 (Call Collect)

Thank you for your support.

Very truly yours,

/s/ Nelson Obus
Nelson Obus